EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Sigma Designs, Inc. on Form S-8 of our reports dated March 29, 2012, with respect to the consolidated balance sheets of Sigma Designs, Inc. and subsidiaries as of January 28, 2012 and January 29, 2011, and the related consolidated statements of operations, shareholders' equity and comprehensive income (loss), and cash flows for each of the fiscal years in the three-year period ended January 28, 2012, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of January 28, 2012, which reports appear in the January 28, 2012 annual report on Form 10-K of Sigma Designs, Inc.

ARMANINO McKENNA LLP

San Jose, California
March 29, 2012